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                                  EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement to register 2,070,080 shares of common stock on Form S-3 of our report dated February 29, 2000 relating to the consolidated financial statements and financial statement schedule, which appears in Boston Biomedica, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999. We also consent to the incorporation by reference of our report dated July 10, 1998, except as to certain information in the second paragraph of
Note I, for which the date is September 30, 1998 relating to the financial statements of BioSeq, Inc., which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PriceWaterhouseCoopers LLP
Boston, Massachusetts
September 22, 2000